SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


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Filed by a Party other than the Registrant [_]

Check the appropriate box:



[_]      Preliminary Proxy             [_]      CONFIDENTIAL, FOR USE OF
         Statement                              THE COMMISSION ONLY (AS
                                                PERMITTED BY RULE 14A-
                                                6(E)(2))
[X]      Definitive Proxy
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[_]      Definitive Additional
         Materials

[_]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                               Idaho Power Company
                (Name of Registrant as Specified In Its Charter)


          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

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                                                                  March 24, 1997


Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 1997 Annual Meeting of Shareholders to be held on May 7, 1997, at 2:00 P.M., local time, at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year, you are asked to elect four Directors and to ratify the appointment of an independent auditor for the fiscal year ending December 31, 1997.

The utility industry is undergoing change, and our Company continues to change to meet the challenges of a competitive future. Anticipating and responding to the competitive future is critical to our continued viability and will determine our success in increasing the value of your investment. We will again share with you changes in the industry and the rebuilding of our organization.

YOUR VOTE IS IMPORTANT. YOU CAN BE SURE YOUR SHARES ARE REPRESENTED
AT THE MEETING BY PROMPTLY RETURNING YOUR COMPLETED PROXY IN THE ENCLOSED ENVELOPE. You may revoke your proxy prior to or at the meeting and may vote in person if you wish.

                                   Sincerely,

    (Joseph W. Marshall)                              (Larry R. Gunnoe)

     Joseph W. Marshall                                Larry R. Gunnoe
Chairman of the Board and CEO                         President and COO




                                                                  March 24, 1997



Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 1997 Annual Meeting of Shareholders to be held on May 7, 1997, at 2:00 P.M., local time, at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year, you are asked to elect four Directors and to ratify the appointment of an independent auditor for the fiscal year ending December 31, 1997.

The utility industry is undergoing change, and our Company continues to change to meet the challenges of a competitive future. Anticipating and responding to the competitive future is critical to our continued viability and will determine our success in increasing the value of your investment. We will again share with you changes in the industry and the rebuilding of our organization.

YOUR VOTE IS IMPORTANT. EMPLOYEES ARE THE SINGLE LARGEST HOLDER OF THE
COMPANY'S COMMON STOCK. YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR COMPLETED PROXY IN THE ENCLOSED ENVELOPE. You may revoke your proxy prior to or at the meeting and may vote in person if you wish.

                                   Sincerely,

    (Joseph W. Marshall)                              (Larry R. Gunnoe)

     Joseph W. Marshall                                Larry R. Gunnoe
Chairman of the Board and CEO                         President and COO




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          May 7, 1997, AT BOISE, IDAHO



                                                                  March 24, 1997



TO THE SHAREHOLDERS OF IDAHO POWER COMPANY:

The Annual Meeting of Shareholders of Idaho Power Company will be held on May 7, 1997, at 2:00 P.M., local time, for the following purposes:

1.   to elect four Director nominees;

2. to ratify the selection of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 1997; and

3.   to transact such other business that may properly come before the meeting.

Shareholders of record at the close of business on March 18, 1997, are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE RETURN YOUR PROXY PROMPTLY. It is important that you mark, sign, date and return the accompanying proxy, regardless of the size of your holdings, as promptly as possible. A self-addressed postage prepaid envelope is enclosed for you to return the proxy card. Any shareholder returning a proxy card who attends the meeting may vote in person by revoking that proxy prior to or at the meeting.


                               By Order of the Board of Directors
                               Robert W. Stahman
                               Corporate Secretary



                  TO SHAREHOLDERS WHO RECEIVE MULTIPLE PROXIES
IF YOU OWN COMPANY STOCK (COMMON OR PREFERRED) OTHER THAN THE SHARES SHOWN ON THE ENCLOSED PROXY, YOU WILL RECEIVE A PROXY IN A SEPARATE ENVELOPE FOR EACH SUCH HOLDING. PLEASE EXECUTE AND RETURN EACH PROXY RECEIVED.


                                 PROXY STATEMENT
                               Idaho Power Company
                             1221 West Idaho Street
                                  P. O. Box 70
                             Boise, Idaho 83707-0070



GENERAL

This Proxy Statement will first be sent to shareholders on or about March 24, 1997.

The Proxy Statement and accompanying proxy card(s) are furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 7, 1997, at 2:00 P.M., local time, at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho 83702, and at any adjournments thereof.

The cost of soliciting proxies will be paid by the Company. Besides soliciting by mail, the Company may request the return of proxies personally or by telephone, telegraph or facsimile without extra compensation. Additionally, solicitation of proxies from brokers, banks, nominees and institutional investors will be made by Beacon Hill Partners, Inc., at a cost to the Company of approximately $3,500 plus out-of-pocket expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to beneficial owners.

VOTING

Shareholders representing a majority of the voting power must be represented at the meeting, in person or by proxy, to constitute a quorum for transacting business. Assuming a quorum is present, the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of Directors and ratification of independent auditor. In accordance with the law of the State of Idaho, if a shareholder abstains on any matter, that shareholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter. A broker non-vote is not considered present for voting purposes and therefore will have no effect on the outcome on the matters to be acted upon.

If no direction is given by a shareholder, proxies received will be voted FOR Proposal 1, management's nominees for Directors, and FOR Proposal 2, ratification of the selection of Deloitte & Touche LLP as independent auditor for the year 1997.

The outstanding voting securities of the Company as of the record date for the meeting are as follows: 169,436 shares of 4% Preferred Stock, $100 par value, each share being entitled to twenty votes; 150,000 shares of 7.68% Series, Serial Preferred Stock, $100 par value, each share being entitled to one vote; and 37,612,351 shares of Common Stock, $2.50 par value, each share being entitled to one vote. The aggregate voting power of outstanding voting securities is 41,151,071 votes.

It is the policy of the Company that all proxy cards and ballots for shareholder meetings that identify shareholders, including employees, are to be kept secret, and no such document shall be available for examination nor shall the identity and vote of any shareholder be disclosed to the Company or to any third party. Proxy cards shall be returned in envelopes addressed to the independent tabulator who receives, inspects and tabulates the proxies. Individual voted proxies and ballots are not seen by nor reported to the Company except (i) as necessary to meet applicable legal requirements, (ii) to allow the independent election inspectors to certify the results of the shareholder vote, (iii) in the event of a matter of significance where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission, or (iv) to respond to shareholders who have written comments on their proxies.

A proxy may be revoked at any time before it is voted at the meeting. Any shareholder who attends the meeting and wishes to vote in person may revoke his or her proxy by oral notice at that time. Otherwise, revocation of a proxy must be mailed to the Corporate Secretary of the Company at P. O. Box 70, Boise, Idaho 83707, and received prior to the meeting.

The close of business on March 18, 1997, is the record date for determining shareholders entitled to notice of and to vote at the meeting.

                            1. ELECTION OF DIRECTORS

The Company's Restated Articles of Incorporation provide that the Directors of the Company be elected for three-year terms with approximately one-third of the Board of Directors to be elected at each Annual Meeting of Shareholders. The four Directors standing for election at the 1997 Annual Meeting are identified below as nominees for election with terms expiring in the year 2000. All nominees are currently Directors of the Company.

Unless otherwise instructed proxies received will be voted in favor of the election of the Director nominees. While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason one or more shall be unable to do so, the proxies will be voted for nominees selected by the Board of Directors.


                              NOMINEES FOR ELECTION
                                TERMS EXPIRE 2000




LARRY R. GUNNOE - Director since 1990, Age 61  (photo)

President and Chief Operating Officer of Idaho Power Company (since 1990); formerly Vice President - Distribution (1988-1990).

PETER T. JOHNSON - Director since 1993, Age 64  (photo)

Private Investor; former Administrator of the Bonneville Power Administration (1981-1986); director of Standard Insurance Company.

JOSEPH W. MARSHALL - Director since 1989, Age 58  (photo)

Chairman of the Board and Chief Executive Officer of Idaho Power Company (1989 to present).

PETER S. O'NEILL - Director since 1995, Age 60  (photo)

President, O'Neill Enterprises Inc. (since 1990); director of BMC West Corporation.

                              CONTINUING DIRECTORS
                                TERMS EXPIRE 1999

ROGER L. BREEZLEY - Director since 1993, Age 58  (photo)

Private Investor; formerly a director (1983-1995), Chairman of the Board (1987-
1994) and Chief Executive Officer (1987-1993) of U.S. Bancorp.

JOHN B. CARLEY - Director since 1990, Age 63  (photo)

Chairman of the Executive Committee of the Board of Directors (1996) of Albertson's, Inc.; formerly President (1984-1996) and Chief Operating Officer 1990-1996) of Albertson's, Inc.; director of Boise Cascade Office Products Co.

JACK K. LEMLEY - Director since 1995, Age 62  (photo)

Director of Lemley & Associates, Inc. (since 1987) and Chairman of the Board and Chief Executive Officer of American Ecology Corp.

EVELYN LOVELESS - Director since 1987, Age 63  (photo)

Chief Executive Officer (since 1992) and a director of Global, Inc.; director of Key Bank of Idaho (since 1993); formerly President of Global, Inc. (1989-1992).

                              CONTINUING DIRECTORS
                                TERMS EXPIRE 1998

ROBERT D. BOLINDER - Director since 1980, Age 65  (photo)

President of Robert D. Bolinder Associates; director of Hannaford Bros. Co. Inc.; director and Executive Vice President-Corporate Development and Planning of Smith's Food & Drug Centers, Inc. (1988-1996).

JON H. MILLER - Director since 1988, Age 59  (photo)

Private Investor; formerly President and Chief Operating Officer (1978-1990) and a director (1977-1990) of Boise Cascade Corporation; director of Specialty Paperboard Corporation.

GENE C. ROSE - Director since 1983, Age 68  (photo)

Former partner, now of counsel to the law firm of Yturri, Rose, Burnham, Bentz & Helfrich.

PHIL SOULEN - Director since 1971, Age 67  (photo)

President of Soulen Livestock Co.; President of Weiser Feed & Storage, Inc.

                      MEETINGS OF THE BOARD AND COMMITTEES

The Board of Directors held six meetings during 1996. All incumbent Directors attended at least 75 percent of the total meetings of the Board of Directors and all committees of which they were members. The average attendance during 1996 at all meetings of the Board and all meetings of the Committees of the Board was
98.5 percent. Board committees, their membership during 1996 and a brief statement of their principal responsibilities are presented below.

Executive Committee

The Executive Committee, pursuant to the Company's By-laws, can exercise the authority of the full Board of Directors which may be lawfully delegated between meetings of the full Board in the management of the business affairs of the Company. It also acts as a nominating committee to review and make recommendations to the Board of Directors for Director candidates to fill Board vacancies and to select nominees for membership on Board committees. In addition, it considers shareholder nominees for the Board of Directors for whom written resumes are received prior to December 11 for the next year's annual meeting. Members of the Committee are Robert D. Bolinder (chairman), John B. Carley, Joseph W. Marshall, Jon H. Miller and Gene C. Rose. During 1996, the Executive Committee met two times.

Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board have established, the audit process and services provided by the independent auditors, the plans and activities of the Internal Audit Department and the conducting of business under the Business Conduct Guide. Members of the Committee are Gene C. Rose (chairman), Robert D. Bolinder, Peter T. Johnson and Jack K. Lemley. During 1996, the Audit Committee met three times.

Compensation Committee

The primary function of the Compensation Committee is to assist the Board of Directors in discharging its duties and responsibilities regarding management of the Company's total compensation philosophy, total compensation programs for executives, senior managers and employees, and all other compensation-related matters which properly come before the Board of Directors. Members of the Committee are John B. Carley (chairman), Peter T. Johnson, Evelyn Loveless and Peter S. O'Neill. During 1996, the Compensation Committee met six times.

Finance Committee

The Finance Committee has authority to authorize and approve the issuance and sale or contract for the sale of debt securities and/or the call for redemption of debt securities of the Company. Members of the Committee are Joseph W. Marshall (chairman), Robert D. Bolinder, John B. Carley and Jon H. Miller. During 1996, the Finance Committee met two times.

Investment Committee

The primary function of the Investment Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to participants and beneficiaries under the Retirement Plan and to the Company's shareholders by reviewing Plan design, formulating investment philosophies and establishing investment policies, establishing performance measurement objectives and benchmarks, monitoring the performance of investment managers, trustees, independent consultants and consulting actuaries to the Plan, reviewing sufficiency of Plan assets to cover liabilities and reviewing compliance with all applicable laws and regulations pertaining to the Plan. Members of the Committee are Jon H. Miller (chairman), Roger L. Breezley, Phil Soulen and Larry
R. Gunnoe. During 1996, the Investment Committee met two times.

                          TRANSACTIONS WITH MANAGEMENT

See Compensation Committee Interlocks and Insider Participation for additional information regarding Mr. O'Neill.


                        2. RATIFICATION OF APPOINTMENT OF
                               INDEPENDENT AUDITOR

At the meeting, the shareholders will be asked to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the firm of independent public accountants to audit the financial statements of the Company for the fiscal year 1997. This firm has conducted consolidated annual audits of the Company for many years and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have an opportunity to make a statement and to respond to appropriate questions.

            The Board of Directors unanimously recommends a vote FOR
                  Deloitte & Touche LLP as Independent Auditor

                                3. OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. In addition, they have not been informed that any other matter will be presented to the meeting by others. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.


             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares beneficially owned on March 1, 1997, by the Directors and nominees, by those Executive Officers named in the Summary Compensation Table and by the Directors and Executive Officers of the Company as a group:

                                                     Amount of           Percent
 Title of Class    Name of Beneficial Owner    Beneficial Ownership(1)  of Class

Common Stock        Robert D. Bolinder                  877                 *
Common Stock        Roger L. Breezley                   613
Common Stock        John B. Carley                    2,646                 *
Common Stock        Larry R. Gunnoe                  26,331
Common Stock        Peter T. Johnson                  2,000                 *
Common Stock        Jack K. Lemley                    1,500                 *
Common Stock        Evelyn Loveless                   1,249
Common Stock        Joseph W. Marshall               30,411
Common Stock        Jon H. Miller                       500                 *
Common Stock        Peter S. O'Neill                    500                 *
Common Stock        Gene C. Rose                      2,314
Common Stock        Phil Soulen                       5,771                 *
Common Stock        Douglas H. Jackson               22,514
Common Stock        J. LaMont Keen                    8,562                 *
Common Stock        Jan B. Packwood                  16,435                 *
Common Stock        All Directors and
                    Executive Officers
                    as a group (18 persons)         149,061                 .40
Preferred Stock     All Directors and
                    Executive Officers
                    as a group (18 persons)              27                 .02

____________________

*Less than 1 percent.
(1) Includes shares of Common Stock subject to forfeiture and restrictions on transfer issued pursuant to the 1994 Restricted Stock Plan for officers and executives of the Company.

All Directors and Executive Officers have voting and investment power for the shares held by them including shares owned through the Employee Savings Plan and the Dividend Reinvestment and Stock Purchase Plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Company records and copies of reports on Forms 3, 4 and 5 furnished to the Company or written representations that no reports on Form 5 were required, the Company believes that during 1996 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                        REPORT OF COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

GENERAL

The Compensation Committee (Committee) of the Board of Directors administers the Company's executive compensation program. As such, the Committee is responsible for recommending (1) the compensation philosophy, (2) executive compensation plans that support the philosophy, and (3) the appropriate levels of compensation for Executive Officers. The Committee is composed of four independent, non-employee Directors. Following the development of recommendations by the Compensation Committee, all issues related to executive compensation are submitted to the full Board of Directors for approval. The Board approved, without modification, all executive compensation recommendations of the Committee for 1996.

EXECUTIVE OFFICER COMPENSATION PHILOSOPHY

The compensation philosophy for Executive Officers is consistent with the compensation philosophy the Company has adopted for all employees. The Company's compensation program is designed to:

1. manage employee compensation as an investment with the expectation employees will contribute to the Company's financial performance, its environmental record and public reputation in the territory it serves;

2. be competitive with respect to those companies in the markets in which the Company competes for employees, allowing the Company to successfully attract and retain the qualified employees necessary for long-term success;

3. recognize individuals for their demonstrated ability to perform their position responsibilities; and

4.   balance total compensation with the Company's ability to pay.


EXECUTIVE OFFICER 1996 COMPENSATION

Salary ranges for Executive Officers are reviewed annually and are supported by salary comparisons with similar positions in electric utilities throughout the United States with annual revenues ranging from $500 million to $700 million. The competitive point for executive compensation for 1996 was targeted near the median of the salary levels for executive officers of these utilities. Actual compensation of individual Executive Officers is based upon their levels of responsibility, experience in their positions, prior experience, breadth of knowledge and job performance. The electric utility group utilized by the Committee to compare Executive Officer salaries is different from the EEI 100 Electric Utilities Index group utilized by the Company to compare the financial performance of the Company with a nationally recognized industry standard. The Committee has used this smaller electric group for salary comparison purposes since November 1994, based on its belief that it is more appropriate to compare Executive Officer salaries with electric utilities of comparable revenues, size and complexity than with all electric utilities regardless of size as represented in the EEI Electric Utilities Index.

In November of 1995, the Committee recommended adjustments to the 1996 salary ranges for the Executive Officer group based on the annual Executive Officer compensation review completed by the Committee. Because Executive Officer salaries remained low versus the comparison group, salary adjustments for 1996 were higher, averaging approximately 9 percent, to move them nearer (but slightly below) the median of the comparison group. The Committee considered each of the factors discussed above but did not assign a formal weighting for each factor.

The Company's Executive Annual Incentive Plan implemented on January 1, 1995 ties a portion of each executive's compensation to achieving annual operational and financial goals. The incentive awards are based upon pre-established performance goals to promote safety, measure customer satisfaction, control capital expenditures, control operation and maintenance expenses and increase annual earnings per share. Each goal is designed with a minimum, target and maximum performance payout level and is weighted evenly at 20 percent for each of the five goals. The safety goal measures Company performance in four areas--cumulative accidents (75 or less), lost time accidents (18 or less), lost time hours (1,600 or less) and no employee fatalities. In the safety area, the level of payout is based on the number of goals achieved. The customer satisfaction goal was added to the plan in January 1, 1996. This goal measures Company performance relative to a secure customer index (SCI). The SCI identifies the percentage of customers who are secure or are likely to continue using the Company's products and services. For 1996, the SCI goal was established at minimum 35 percent, target 36 percent and maximum 37 percent. The financial goals measure Company performance in three areas--capital expenditures (minimum $90.0 million, target $88.2 million and maximum $87.3 million), other operational and maintenance expenses (minimum $176.7 million, target $173.4 million and maximum $170.1 million), and earnings per share (minimum $2.12, target $2.16 and maximum $2.22). The award opportunities vary by position as a percentage of base salary with award opportunities for the Executive Officers ranging from 6.5 percent if minimum goals are met to 19.5 percent if maximum goals are met. The target level is reviewed annually as part of the annual Executive Officer compensation review referenced above and is set at a level below the median target levels among the comparison group. In 1996, the Company achieved a level of performance averaging near the target level for the five performance goals and, as a result, the Executive Officers will receive awards of 14.7 percent of their salaries. These awards under the Executive Annual Incentive Plan are reflected in the bonus column of the Summary Compensation Table.

The 1994 Restricted Stock Plan ("Plan"), approved by shareholders at the May 1994 Annual Meeting, was implemented in January 1995 as an equity-based long-term incentive plan. A second grant under the Plan was made to all officers in January 1996, with a three-year restricted period beginning January 1, 1996, and ending December 31, 1998, with a single financial performance goal of Cumulative Earnings Per Shares ("CEPS"). To receive a final share award after the restricted period ends each officer must be employed by the Company, as an officer, during the entire restricted period (with certain exceptions), and the Company must achieve the CEPS performance goal established by the Board of Directors. The restricted stock grant percentage (a percentage of base salary converted into shares of stock based upon the closing stock price for a share of Company common stock on December 31, 1996) varied by position with the percentages for the Chief Executive Officer and the President and Chief Operating Officer ranging from a minimum of 12 percent to a maximum of 36 percent and the other officers receiving percentages ranging from a minimum of 9 percent to a maximum of 27 percent. The target grant percentages for new grants are reviewed annually as part of the annual Executive Officer compensation review referenced above and the 1996 grants were established at a level below the median target levels among the comparison group.

The Company has no policy regarding the deductibility of qualifying compensation paid to Executive Officers under Section 162(m) of the Internal Revenue Code.

CEO 1996 COMPENSATION

In January of 1996, Mr. Marshall, who has served as Chief Executive Officer since 1989, was granted a salary increase of approximately 7 percent. The competitiveness of Mr. Marshall's salary is reviewed annually based upon comparisons with salaries of chief executive officers of comparable utilities with annual revenues ranging from $500 million to $700 million. The competitive point for Mr. Marshall's salary is targeted near the median of this comparison. The actual 1996 salary adjustment for Mr. Marshall is based on the level of his responsibilities, the depth of his experience, his job performance and the overall competitive level of his current compensation based on the annual Executive Officer compensation review referenced above and was near the median of salary levels for chief executive officers of the comparison utility group. The Committee considered each of these factors but did not assign a formal weighting for each factor. Mr. Marshall is a participant under the Executive Annual Incentive Plan with a 1996 award opportunity ranging from a minimum of
6.5 percent to a maximum of 19.5 percent of base salary. This award level was established based upon the executive annual compensation review referenced above and was approximately one-half of the median level award opportunities for chief executive officers of the comparison utility group. In 1996, the Company achieved a level of performance near the target level under the Executive Annual Incentive Plan, and as a result, Mr. Marshall will receive an award of 14.7 percent of his base salary. In addition Mr. Marshall is a participant in the Restricted Stock Plan as discussed above and received a stock grant at the target level of 24 percent in 1996 and will receive a final share award after the restricted period ends if he remains employed by the Company as an officer during the entire restricted period and the Company achieves its CEPS performance goal established by the Board of Directors.



             John B. Carley, Chairman              Evelyn Loveless
             Peter T. Johnson                      Peter S. O'Neill



                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                  -------------------            ------------------------------------
                                                                            AWARDS               PAYOUTS
                                                                   -------------------------     -------
                                                         OTHER                    SECURITIES                      ALL
                                                        ANNUAL     RESTRICTED     UNDERLYING                     OTHER
                                                        COMPEN-       STOCK        OPTIONS/       LTIP         COMPEN-
       NAME AND                   SALARY      BONUS    SATION(1)   AWARD(S)(2)       SARs        PAYOUTS       SATION(3)
  PRINCIPAL POSITION     YEAR       ($)        ($)        ($)          ($)            (#)          ($)            ($)
---------------------------------------------------------------------------------------------------------- ----------------

Joseph W. Marshall       1996     400,000    56,990       -          96,000            0            0           6,000
  Chairman of the Board  1995     375,000    73,125       -          69,090            0            0           6,000
  and Chief Executive    1994     350,000      0          -             0              0            0           6,000
  Officer
Larry R. Gunnoe          1996     270,000    38,470       -          64,800            0            0           6,000
  President and          1995     240,000    46,800       -          43,710            0            0           6,000
  Chief Operating Officer1994     220,000      0          -             0              0            0           6,000
Jan B. Packwood          1996     182,000    25,049       -          30,600            0            0           6,000
  ExecutiveVice President1995     155,000    30,225       -          18,330            0            0           6,000
                         1994     149,000      0          -             0              0            0           5,960
Douglas H. Jackson       1996     170,000    24,222       -          30,600            0            0           5,449
  Vice President-        1995     155,000    30,225       -          18,330            0            0           6,000
  Retail Services        1994     145,000      0          -             0              0            0           5,800
J. LaMont Keen           1996     170,000    24,222       -          30,600            0            0           6,000
  Vice President, Chief  1995     152,000    29,640       -          18,330            0            0           6,000
  Financial Officer &    1994     141,000      0          -             0              0            0           5,640
  Treasurer


-------------

(1) The aggregate value of perks/personal benefits for each named Executive Officer is substantially less than the minimum disclosure requirements.

(2) The amounts shown in the "Restricted Stock Awards" column for 1995 and 1996 reflect the value (as of December 31, 1994 for 1995 and as of December 31, 1995 for 1996) of the Restricted Stock Awards made under the Restricted Stock Plan described in the Compensation Committee Report.

     Aggregate restricted stock holdings as of December 31, 1996 are as follows:
     Mr. Marshall held 6,140 ($191,107) shares of restricted stock; Mr. Gunnoe held 4,020 ($125,122) shares of restricted stock; Messrs. Packwood, Jackson and Keen each held 1,800 ($56,025) shares of restricted stock.

     Dividends are paid on restricted stock when and as paid on the Company's Common Stock.

(3) Represents the Company's contribution to the Employee Savings Plan (401-k plan).


                              DIRECTOR COMPENSATION

Directors who are not employees of the Company receive $600 for each Board meeting and for each committee meeting attended. In addition, non-employee Directors who are chairmen of Board committees receive $1,200 per month; other non-employee Directors receive $1,000 per month. The Company permits Directors to defer all or a portion of any retainers and meeting fees under a deferred compensation plan. Under the plan, at retirement Directors may elect to receive one lump-sum payment of all amounts deferred with interest, or a series of up to 10 equal annual payments, depending upon the specific deferral arrangement. A special account is maintained on the Company's books showing the amounts deferred and the interest accrued thereon. The Directors participate in a non-qualified deferred compensation plan (a non-qualified defined benefit plan for Directors) that is financed by life insurance on the participants and provides, upon retirement from the Board, for the payment of $17,500 per year for a period of 15 years.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

The members of the Compensation Committee for 1996 were John B. Carley, Peter T. Johnson, Evelyn Loveless and Peter S. O'Neill. O'Neill Enterprises, of which Mr. O'Neill is President, is the developer of the Surprise Valley Partnership developing a residential community in southeast Boise. In May of 1995, the Company entered into an agreement leasing approximately 48.21 acres to Surprise Valley Partnership for 10 years at a monthly rate of $1,118.75. The lease payments were based on an 8 percent return on fair market value with the fair market value of the leased land determined by independent appraisers. The Company's appraisal was provided by Nelson & Hastings, Real Estate Appraisers and Consultants, with Brad Janoush Appraisal M.A.I. providing the appraisal for Surprise Valley Partnership.

                                PERFORMANCE GRAPH

                     Comparison of Cumulative Total Return


                               [GRAPHIC OMITTED]




                     Source: Zacks Investment Research, Inc.
                          and Edison Electric Institute


The table shows a Comparison of Five-Year Cumulative Total Shareholder Return for Idaho Power Company Common Stock, the S&P 500 Index and the Edison Electric Institute (EEI) 100 Electric Utilities Index. The data assumes that $100 was invested on December 31, 1991, with beginning-of- period weighting of the peer group indices (based on market capitalization) and monthly compounding of returns.

                                                                 EEI 100
                        Idaho Power        S & P 500        Electric Utilities

       1991               100.00              100.00              100.00
       1992               102.59              107.62              107.59
       1993               120.41              118.46              119.58
       1994               100.15              120.03              105.74
       1995               137.58              165.13              138.55
       1996               151.74              203.05              140.22


                               RETIREMENT BENEFITS

The following table sets forth the estimated annual retirement benefits payable under the Company's Retirement Plan (a qualified defined benefit pension plan for all regular employees) and under the Company's Security Plan for Senior Management Employees (a non-qualified defined benefit plan for senior management employees).

                               PENSION PLAN TABLE


REMUNERATION                                YEARS OF SERVICE
--------------------------------------------------------------------------------
                15          20          25          30          35          40
$ 75,000    $ 45,000     $48,750     $52,500     $56,250     $56,250     $56,250
$100,000     $60,000     $65,000     $70,000     $75,000     $75,000     $75,000
$125,000     $75,000     $81,250     $87,500     $93,750     $93,750     $93,750
$150,000     $90,000     $97,500    $105,000    $112,500    $112,500    $112,500
$175,000    $105,000    $113,750    $122,500    $131,250    $131,250    $131,250
$200,000    $120,000    $130,000    $140,000    $150,000    $150,000    $150,000
$225,000    $135,000    $146,250    $157,500    $168,750    $168,750    $168,750
$250,000    $150,000    $162,500    $175,000    $187,500    $187,500    $187,500
$275,000    $165,000    $178,750    $192,500    $206,250    $206,250    $206,250
$300,000    $180,000    $195,000    $210,000    $225,000    $225,000    $225,000
$325,000    $195,000    $211,250    $227,500    $243,750    $243,750    $243,750
$350,000    $210,000    $227,500    $245,000    $262,500    $262,500    $262,500
$375,000    $225,000    $243,750    $262,500    $281,250    $281,250    $281,250
$400,000    $240,000    $260,000    $280,000    $300,000    $300,000    $300,000
$450,000    $270,000    $292,500    $315,000    $337,500    $337,500    $337,500
$500,000    $300,000    $325,000    $350,000    $375,000    $375,000    $375,000


Benefits under the Retirement Plan for senior management employees at normal retirement age are calculated on years of credited service using the average of the highest five consecutive years' salary plus bonus (as reported in the Summary Compensation Table) in the last 10 years before retirement. Benefits under the Security Plan for Senior Management Employees are based upon a similar average of the highest five consecutive years of salary plus bonus in the last 10 years before retirement, a normal retirement age of 62 years, years of participation as a senior management employee, and are payable over the participant's lifetime. Generally, total retirement benefits from the Retirement Plan and Security Plan for Senior Management Employees will range from 60 percent to 75 percent of the participant's average salary plus bonus in the highest five consecutive years in the last 10 years of employment. The Security Plan is financed by life insurance on the participants and is designed so that if assumptions made as to mortality expectation, policy dividends and other factors are realized, the Company will recover the cost of this plan. Effective August 1, 1996, the Company terminated its Supplemental Employee Retirement Plan (a non-qualified plan that provided benefits that would otherwise have been denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits). Benefits payable from the Retirement Plan and the Security Plan are included in the table above. Benefits shown above are not subject to any deduction for Social Security benefits or other offset amounts.

As of December 31, 1996, the final five-year average salary plus bonus under the retirement plans as referred to above for the five Executive Officers named in the Summary Compensation Table are: Mr. Marshall, $362,625.00; Mr. Gunnoe, $227,160.00; Mr. Packwood, $153,645.03; Mr. Jackson, $150,111.68; and Mr. Keen,
$148,261.34. Years of credited service under the Retirement Plan and years of participation as a senior management employee are, respectively: Mr. Marshall, 27, 20; Mr. Gunnoe, 28, 21; Mr. Packwood, 27, 20; Mr. Jackson, 40, 20; and Mr. Keen, 23, 14.

                                  ANNUAL REPORT

The Company's 1996 annual report to shareholders, including financial statements for 1994, 1995 and 1996, was mailed on or about March 14, 1997, to all shareholders of record, and copies have been mailed to all persons becoming shareholders of record up to and including the stock record date for the meeting. The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

                              SHAREHOLDER PROPOSALS

Any proposal which a shareholder intends to present for action at the Company's 1998 Annual Meeting must be received by the Corporate Secretary of the Company at the Company's corporate headquarters by 5:00 P. M. on or before November 24, 1997, if it is to be considered for inclusion in the Proxy Statement and proxy card(s) for the Annual Meeting of Shareholders.

It is requested that each shareholder who cannot attend the meeting send in his or her proxy or proxies without delay.


                                      PROXY
                               IDAHO POWER COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 7, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROPERLY EXECUTED PROXIES WILL BE VOTED AS MARKED AND, IF NOT MARKED, WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT AND "FOR" PROPOSAL (2) ON THE REVERSE.

The undersigned hereby appoints Joseph W. Marshall and Robert W. Stahman, and each of them, proxies with full power of substitution to vote for the undersigned at the Annual Meeting of Shareholders of Idaho Power Company, and at any adjournments thereof, on the matters set forth in the Proxy Statement and such other matters as may come before the meeting; and hereby directs that this proxy be voted in accordance with the instructions herein.

PLEASE DATE, SIGN AND PROMPTLY MAIL IN THE SELF-ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE SO INDICATE FOLLOWING YOUR SIGNATURE IF YOU ARE SIGNING IN A REPRESENTATIVE CAPACITY. IF SHARES ARE HELD JOINTLY, BOTH OWNERS SHOULD SIGN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS REGARDING:

(1) ELECTION OF DIRECTORS: LARRY R. GUNNOE; PETER T. JOHNSON; JOSEPH W. MARSHALL; PETER S. O'NEILL

        FOR                              WITHHOLD
All nominees listed above / /        Authority to vote for / /
(except as marked to the             all nominees listed above
contrary to the right)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

----------------------------------------------------------------

(2) Proposal to ratify the selection of Deloitte & Touche LLP as Independent Auditor

                  FOR / /     AGAINST / /     ABSTAIN / /

If you wish to have any comments forwarded to the Company, you must mark this
box and then write your comments on the reverse side of this form.   / /

                                 Special Action

Discontinue Annual Report mailing for this account / /


______________     _________                PLEASE MARK ALL CHOICES
ACCOUNT NUMBER       SHARES                          LIKE THIS /X/

SIGNATURE ______________________            DATE ______________

SIGNATURE ______________________            DATE ______________